SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 2, 2006

VENTIV HEALTH, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

0-30318 52-2181734 ------------------------------------- ------------------------------------ (Commission File Number) (I.R.S. Employer Identification No.)

VANTAGE COURT NORTH
200 COTTONTAIL LANE
SOMERSET, NEW JERSEY 08873
(Address of Principal Executive offices) (Zip Code)

(800) 416-0555
(Registrant's Telephone Number, Including Area Code

N/A
(Former Name or Former Address, if changed Since Last Report)

VENTIV HEALTH, INC.
CURRENT REPORT ON FORM 8-K

Item 1.01. Entry into a Material Definitive Agreement.

On February 2, 2006, Ventiv Health, Inc. (“Ventiv”) and a special purpose subsidiary of Ventiv (“Merger Sub”) entered into a definitive agreement (the “Merger Agreement”) with Adheris, Inc. (“Adheris”) and a representative of the stockholders of Adheris providing for the acquisition of Adheris through the merger of Merger Sub with and into Adheris. Adheris is a Massachusetts-based industry leader in the area of patient compliance and persistency programs. The closing of the acquisition is subject to customary closing conditions, including the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

The purchase price consideration to be paid at closing will consist of approximately $45.3 million in cash, subject to adjustment based on the net asset position of Adheris as of the closing date, and unregistered shares of the Common Stock, par value $0.001 per share, of Ventiv (“Common Stock”) having an assigned value of approximately $14.7 million. The purchase price also includes an earn-out provision pursuant to which Adheris’s shareholders will become entitled to additional consideration, which may be material, if Adheris achieves specified financial targets during 2006 through 2008. A portion of this additional consideration may, at Ventiv’s option, be satisfied by the issuance of unregistered shares of Common Stock.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference. When issued, the Common Stock to be issued pursuant to the Merger Agreement will be exempt from registration pursuant to either Regulation D or Section 4(2) of the Securities Act of 1933, as amended.

Item 7.01 Regulation FD Disclosure

A copy of the press release announcing the execution of the Merger Agreement is being furnished pursuant to Regulation FD. The information contained in the press release included herewith, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section. Furthermore, such information shall not be deemed to be incorporated by reference into Ventiv’s filings under the Securities Act of 1933, as amended, except as set forth with respect thereto in any such filing.

Item 9.01 Financial Statements and Exhibits

(c) The following document is filed as an exhibit to this report:

 Exhibit No. Description

  99.1     Press release dated February 3, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VENTIV HEALTH, INC.

By: /s/ John R. Emery -------------------------------------------- Date: February 8, 2006 Name: John R. Emery Title: Chief Financial Officer (Principal Accounting and Financial Officer)

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Press release of Ventiv Health, Inc. dated February 3, 2006